As filed with the Securities and Exchange Commission on November 15, 2017                                                    Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SendGrid, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-0554600
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1801 California Street, Suite 500

Denver, CO 80202

(Address of principal executive offices) (Zip code)

SendGrid, Inc. 2009 Equity Incentive Plan, as amended

SendGrid, Inc. 2012 Equity Incentive Plan, as amended

SendGrid, Inc. 2017 Equity Incentive Plan

SendGrid, Inc. 2017 Employee Stock Purchase Plan

(Full title of the plan)

Sameer Dholakia

Chief Executive Officer

1801 California Street, Suite 500

Denver, CO 80202

(888) 985-7363

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Michael L. Platt

Eric C. Jensen

Matthew P. Dubofsky

COOLEY LLP

380 Interlocken Crescent, Suite 900

Broomfield, CO 80021

(720) 566-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
— Outstanding under the 2009 Equity Incentive Plan (Options)	367,967	(2)	$0.20	(3)(a)	$73,593.40	$9.16
— Outstanding under the 2012 Equity Incentive Plan (Options)	11,660,943	(4)	$4.55	(3)(b)	$53,057,290.65	$6,605.63
— Outstanding under the 2012 Equity Incentive Plan (RSUs)	652,172	(5)	$16.00	(3)(c)	$10,434,752.00	$1,299.13
— Shares reserved for future grant under the 2017 Equity Incentive Plan	3,727,858	(6)(7)	$16.00	(3)(c)	$59,645,728.00	$7,425.89
— Shares reserved for future grant under the 2017 Employee Stock Purchase Plan(8)	791,833		$16.00	(3)(c)	$12,669,328.00	$1,577.33
Total	17,200,773		N/A		$135,880,692.05	$16,917.15

(1)                                  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock, par value $0.001 (the “Common Stock”), that become issuable under the Registrant’s 2009 Equity Incentive Plan, as amended (the “2009 Plan”), 2012 Equity Incentive Plan, as amended (the “2012 Plan”), 2017 Equity Incentive Plan (the “2017 Plan”) or 2017 Employee Stock Purchase Plan (the “2017 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)                                  Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2009 Plan.

(3)                                  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act.  The offering price per share and the aggregate offering price are based upon (a) $0.20, which is the weighted-average exercise price for outstanding options granted under the 2009 Plan, (b) $4.55, which is the weighted-average exercise price for outstanding options granted under the 2012 Plan, and (c) the initial public offering price of $16.00 per share of Common Stock as set forth on the Registrant’s Registration Statement on Form S-1 (File No. 333-221003).

(4)                                  Represents shares of Common Stock reserved for issuance pursuant to outstanding stock option awards under the 2012 Plan.

(5)                                  Represents shares of Common Stock reserved for issuance pursuant to outstanding restricted stock unit awards (“RSUs”) under the 2012 Plan.

(6)                                  Pursuant to the terms of the 2017 Plan, any shares (A) subject to outstanding awards originally granted under the 2012 Plan that: (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award and (B) subject to outstanding awards originally granted under the 2009 Plan that: (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to the Registrant; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award, shall become available for future issuance pursuant to the 2017 Plan.

(7)                                  The number of shares reserved under the 2017 Plan will automatically increase on the first day of each fiscal year, starting on January 1, 2018 and continuing through January 1, 2027, in an amount equal to (i) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year or (ii) a lesser number of shares as determined by the Registrant’s board of directors.  This explanation is provided for information purposes only.  The issuance of such shares is not being registered on this Registration Statement.

(8)                                  The number of shares reserved under the 2017 ESPP will automatically increase on the first day of each fiscal year, starting on January 1, 2018 and continuing through January 1, 2027, in an amount equal to the least of (i) 1% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the preceding calendar year, (ii) 791,833 shares of common stock, or (iii) a number determined by the Registrant’s board of directors.  This explanation is provided for information purposes only.  The issuance of such shares is not being registered on this Registration Statement.

PART II

ITEM 3.                                                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by SendGrid, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)         The Registrant’s prospectus dated November 14, 2017 filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-221003), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)         The description of the Registrant’s Common Stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on November 3, 2017 (File No. 001-38275) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)          All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                                                DESCRIPTION OF SECURITIES

See the description of the Registrant’s Common Stock contained in the Registration Statement on Form S-1 (File No. 333-221003).

ITEM 5.                                                INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.                                                INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect following the closing of the initial public offering permits indemnification of our directors, officers and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect following the closing of the initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.                                                EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8                                                   EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Seventh Amended and Restated Certificate of Incorporation, as amended and as currently in effect.	S-1	333-221003	3.1	October 18, 2017

4.2	Amendment to Seventh Amended and Restated Certificate of Incorporation, as currently in effect.	S-1	333-221003	3.2	October 18, 2017

4.3	Second Amendment to Seventh Amended and Restated Certificate of Incorporation, as currently in effect	S-1	333-221003	3.3	November 2, 2017

4.4	Form of Amended and Restated Certificate of Incorporation, to become effective upon the closing of the Registrant’s initial public offering.	S-1	333-221003	3.4	October 18, 2017

4.5	Amended and Restated Bylaws, as currently in effect.	S-1	333-221003	3.5	October 18, 2017

4.6	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of the Registrant’s initial public offering.	S-1	333-221003	3.6	October 18, 2017

4.5	Specimen stock certificate evidencing shares of Common Stock.	S-1	333-221003	4.2	October 30, 2017

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Cooley LLP (included in Exhibit 5.1).

23.2*	Consent of KPMG US LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	2009 Equity Incentive Plan, as amended to date.	S-1	333-221003	10.1	October 18, 2017

99.2	Form of Stock Option Agreement under the 2009 Equity Incentive Plan.	S-1	333-221003	10.1.1	October 18, 2017

99.3	2012 Equity Incentive Plan, as amended to date.	S-1	333-221003	10.2	October 18, 2017

99.4	Form of Incentive Stock Option or Nonstatutory Stock Option Agreement under 2012 Equity Incentive Plan.	S-1	333-221003	10.2.1	October 18, 2017

99.5	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2012 Equity Incentive Plan.	S-1	333-221003	10.2.2	October 18, 2017

99.6	Form of 2017 Equity Incentive Plan.	S-1	333-221003	10.3	October 30, 2017

99.7	Form of Stock Option Grant Notice and Stock	S-1	333-221003	10.3.1	October 30, 2017

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

	Option Grant Agreement under 2017 Equity Incentive Plan.

99.8	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2017 Equity Incentive Plan.	S-1	333-221003	10.3.2	October 30, 2017

99.9	Form of 2017 Employee Stock Purchase Plan	S-1	333-221003	10.4	October 30, 2017

* Filed herewith

UNDERTAKINGS

1.                                      The undersigned registrant hereby undertakes:

(a)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)                                 That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 15, 2017.

SENDGRID, INC.

By:	/s/ Sameer Dholakia
Sameer Dholakia
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sameer Dholakia, Yancey Spruill and Michael Tognetti, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sameer Dholakia	President, Chief Executive Officer and Director	November 15, 2017
Sameer Dholakia	(Principal Executive Officer)

/s/ Yancey Spruill	Chief Financial Officer	November 15, 2017
Yancey Spruill	(Principal Financial Officer and Principal Accounting Officer)

/s/ Byron B. Deeter	Director	November 15, 2017
Byron B. Deeter

/s/ Warren Adelman	Director	November 15, 2017
Warren Adelman

/s/ Ajay Agarwal	Director	November 15, 2017
Ajay Agarwal

/s/ Fred Ball	Director	November 15, 2017
Fred Ball

/s/ Hilary Schneider	Director	November 15, 2017
Hilary Schneider

/s/ Sri Viswanath	Director	November 15, 2017
Sri Viswanath